Exhibit 99.3

Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103 USA
Tel: 215-246-2300 Fax: 215-569-2441

INDEPENDENT ACCOUNTS’ REPORT

To the Board of Directors and Shareholders of

Capmark Finance Inc.:

We have examined management’s assertion that Capmark Finance Inc. (the “Company”) has compiled as of and for the year ended December 31, 2006, with its established minimum master servicing standards (“Master Servicing Policy”) described in the accompanying Management’s Assertion Concerning Compliance With Minimum Master Servicing Standards dated March 1, 2007.  Management is responsible for the Company’s compliance with the Master Servicing Policy.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Master Servicing Policy and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provideds a reasonable basis for our opinion.  Our examination does not provided a legal determination on the Company’s compliance with the Master Servicing Policy.

In our opinion, management’s assertion that the Company compiled with the aforementioned Master Servicing Policy as of and for the year ended December 31, 2006 is fairly stated, in all material respects.

March 1, 2007

THIS REPORT MAY NOT BE INCLUDED, REFERENCED TO, OR INCORPORATED BY REFERENCE IN ANY PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.